EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
David Almeida
Chief Financial Officer
Axsys Technologies, Inc.
(860) 257-0200
www.axsys.com

AXSYS TECHNOLOGIES ANNOUNCES FOURTH QUARTER RESULTS

ROCKY HILL, CONN. — February 13, 2003 — Axsys Technologies Inc. (Nasdaq: AXYS), a global leader in the design, manufacture and distribution of precision components and systems for high-technology markets, today announced results for the fourth quarter of 2002.

Sales totaled $20.8 million in the quarter ended December 31, 2002, compared to $19.5 million in the fourth quarter of 2001, an increase of $1.3 million, or 6.7 percent. In the fourth quarter of 2002, Axsys reported net income from continuing operations of $1.4 million, or $0.29 per share, compared to net income from continuing operations of $289,000, or $0.06 per share, in the quarter ended December 31, 2001.

Axsys’ financial results from continuing operations in the fourth quarter of 2002 included a reversal of a pre-tax restructuring and special charge of $235,000.  This reversal primarily related to lower than anticipated spending for the relocation of certain commercial OEM product lines from Santa Barbara, Calif., to Rochester Hills, Mich., which was estimated and recorded in the second quarter of 2002.  This reversal is reflected in the Consolidated Statement of Operations with $221,000 as restructuring and special charges and $14,000 as selling, general and administrative expenses.  Additionally, the effective tax rate of 5.6% within the quarter was abnormally low as a result of a change in tax treatment for the note receivable from the sale of Teletrac, Inc. Excluding pre-tax profits and losses related to restructuring and special charges in both years, while assuming a normalized tax rate of 39%, the adjusted pro-forma net income for the quarter ended December 31, 2002, would have been $733,000, or $0.16 per share, compared to net income, computed on a similar basis, of $301,000, or $0.06 per share, for the quarter ended December 31, 2001 (see Schedule I).

In addition, Axsys reported a net loss from discontinued operations for the quarter ending December 31, 2002 of $316,000, or ($0.07) per share, compared to a loss of $607,000, or ($0.13) per share in the same period of 2001.  These losses are primarily related to the previously announced sale of the Automation Group.

Total company bookings were $26.8 million in the fourth quarter of 2002 compared to $16.3 million in the fourth quarter of 2001, an increase of  $10.5 million, or 64.4 percent. Year over year bookings improved significantly across all three business segments within the fourth quarter of 2002, with the book-to-bill ratio increasing to 1.29:1 from .84:1 in the same quarter of the prior year. In total, Axsys’ backlog increased 25.9 percent to $61.5 million in 2002.

Shipments within the Aerospace and Defense Group during the quarter totaled $12.3 million, an increase of 11.2 percent from the fourth quarter of 2001.  Bookings within the Group were $15.9 million in the fourth quarter of 2002, an increase of 64.7 percent from the fourth quarter of 2001. Total bookings for 2002 were reported at $58.5 million, an increase of $21.0 million, or 56.0 percent higher than the comparable twelve months of 2001.   The strong bookings, particularly over the last two quarters, have contributed to a record backlog within the segment of $43.8 million, up from $31.0 million at December 31, 2001.

The Distributed Products Group’s sales totaled $4.8 million, a 1.7 percent decline from the fourth quarter of 2001, while the segment’s bookings of $6.4 million improved by 61.4 percent from the fourth quarter of 2001.

Sales in the Commercial Products Group totaled $3.8 million, a 5.9 percent increase from the fourth quarter of 2001, while bookings for the fourth quarter of 2002 were $4.5 million, 65.2 percent higher than the fourth quarter of 2001.

For the twelve-month period ended December 31, 2002, sales totaled $79.6 million, compared to $86.1 million in 2001, a decrease of $6.5 million, or 7.5 percent.  Axsys reported a pre-tax loss from continuing operations of $45,000 and after-tax net income from continuing operations of $1.6 million, or $0.34 per share.  Net income from continuing operations included a tax benefit of $1.7 million, which represented a tax benefit resulting from the sale of Teletrac Inc. in the second quarter of 2002.  For the twelve months ended December 31, 2001, Axsys reported a net loss of $5.3 million or ($1.12) per share in 2001. Excluding restructuring and non-recurring charges and assuming a normalized tax rate in 2002, income from continuing operations for the twelve months ended December 31, 2002 was $1.4 million or $0.30 per share, compared to income of $0.5 million, or $0.11 per share in the twelve months ended December 31, 2001 (see Schedule I).

Stephen W. Bershad, Chairman and Chief Executive Officer of Axsys, commented: “Over the course of the year, we have divested three underperforming businesses and focused on improving the operational efficiency of our remaining core businesses.  As a result of these activities, we are pleased with the level of profitability we achieved in the fourth quarter of 2002.  Our strong fourth quarter of 2002 bookings, particularly in the Aerospace and Defense Group, have enabled us to grow our backlog to $61.5 million.  We believe that the changes that we have made, combined with our strong backlog, have positioned us for continued revenue and profit growth in 2003.”

Axsys’ management invites you to listen to our conference call or our live audio web cast on February 14, 2003, at 10 a.m. EST regarding fourth quarter of 2002 financial results. The domestic dial-in number is (800) 558-9407, the international dial-in number is (212) 896-6115 and the access number is 21117132. This call is being web cast by CCBN and can be accessed at Axsys Technologies’ Web site at www.axsys.com.

A replay of the conference call will begin at noon EST on February 14, 2003, and will be available until February 18, 2003, at noon EST. The replay can be accessed by dialing (800) 633-8284 or, outside the U.S., (402) 977-9140, with an access number of 21117132.  The web cast replay will be available until March 14, 2003.

Axsys Technologies Inc. is a vertically integrated supplier of precision optical and motion control components and assemblies for high-technology applications, serving the aerospace, defense, semiconductor and graphic arts markets. For more information, contact Axsys Technologies Inc., at www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,	December 31,
	2002	2001
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,920	$9,899
Accounts receivable — net	10,068	10,662
Inventories — net	22,080	21,247
Income tax — deferred and current	7,398	6,044
Other current assets	1,046	3,310
TOTAL CURRENT ASSETS	50,512	51,162

PROPERTY, PLANT AND EQUIPMENT — net	11,263	12,497

EXCESS OF COST OVER NET ASSETS ACQUIRED — net	3,600	3,065

OTHER ASSETS	318	557

TOTAL ASSETS	$65,693	$67,281

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,108	$4,451
Accrued expenses and other liabilities	9,285	9,277
Deferred Revenue	3,115	608
Current portion of capital lease obligation	1,055	847
TOTAL CURRENT LIABILITIES	16,563	15,183

CAPITAL LEASES, less current portion	1,191	1,392

OTHER LONG-TERM LIABILITIES	4,215	4,266

SHAREHOLDERS’ EQUITY:
Common stock, authorized 30,000,000 shares, issued 4,792,674 shares at December 31, 2002 and 2001	47	47
Capital in excess of par	39,581	39,621
Retained Earnings	5,383	7,813
Treasury stock, at cost, 138,988 shares and 96,876 shares at December 31, 2002 and 2001, respectively	(1,287)	(1,041)
TOTAL SHAREHOLDERS’ EQUITY	43,724	46,440

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$65,693	$67,281

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Dollars in thousands, except share data  — Unaudited)

	For the Three-Months Ended		For the Twelve-Months Ended
	December 31,	December 31,	December 31,	December 31,
	2002	2001	2002	2001

Net sales	$20,822	$19,455	$79,586	$86,131
Cost of goods sold	15,553	14,819	60,500	73,288
Gross margin	5,269	4,636	19,086	12,843

Selling, general and administrative expenses	3,856	3,967	16,262	18,500
Research and development expenses	274	307	1,003	1,704
Restructuring and special charges	(221)	—	1,854	1,360
Amortization of intangible assets	—	(1)	—	(3)
Operating income (loss)	1,360	363	(33)	(8,718)
Interest (expense) income — net	(4)	31	(22)	153
Other income (expense)	81	64	10	207
Income/(loss) before tax, discontinued operations and cumulative effect of change in accounting principle	1,437	458	(45)	(8,358)
(Provision for) benefit from income taxes	(80)	(169)	1,662	3,092
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	1,357	289	1,617	(5,266)
Loss from discontinued operations	(316)	(607)	(4,582)	(1,886)
Cumulative effect of change in accounting principle	—	—	535	—
Net income (loss)	$1,041	$(318)	$(2,430)	$(7,152)

BASIC INCOME (LOSS) PER SHARE:
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$0.29	$0.06	$0.34	$(1.12)
Loss from discontinued operations	(0.07)	(0.13)	(0.97)	(0.41)
Cumulative effect of change in accounting principle	—	—	0.11	—
Total	$0.22	$(0.07)	$(0.52)	$(1.53)
Weighted average basic common shares outstanding	4,667	4,695	4,692	4,688

DILUTED INCOME (LOSS) PER SHARE:
Income (loss) before discontinued operations and cumulative effect of change in accounting principle	$0.29	$0.06	$0.34	$(1.12)
Loss from discontinued operations	(0.07)	(0.13)	(0.97)	(0.41)
Cumulative effect of change in accounting principle	—	—	0.11	—
Total	$0.22	$(0.07)	$(0.52)	$(1.53)
Weighted average dilutive common shares outstanding	4,680	4,695	4,709	4,688

SCHEDULE I

AXSYS TECHNOLOGIES, INC.

PRO-FORMA FINANCIAL INFORMATION

RECONCILIATION TO GAAP

(Unaudited, in thousands)

	For the Three-Months Ended ,		For the Twelve-Months Ended
	December 31		December 31,
	2002	2001	2002	2001

GAAP Income before tax and cumulative effect of change in accounting principle	$1,437	$458	$(45)	$(8,358)

Add back (1):
Relocation of OEM Product Lines	(250)	—	1,053	—
Sale of Teletrac, Inc.	(5)	—	1,009	—
Segment Reorganization	20	—	286	—
2001 Cost Reduction Plan	—	35	—	9,208

Adjusted income before tax and cumulative effect of change in accounting principle	1,202	493	2,303	850

Provision for income taxes (1)	(469)	(192)	(898)	(332)

Pro-forma income before discontinued operations and cumulative effect of change in accounting principle	$733	$301	$1,405	$518

Adjusted basic and diluted operating income per share	$0.16	$0.06	$0.30	$0.11
Weighted average basic common shares outstanding	4,667	4,695	4,692	4,688

(1) The proforma effective tax rate for 2002 and 2001 is 39.0%.  This rate was calculated based on the 2002 operating loss adjusted for:

•	Relocation of OEM Product Lines
•	Sale of Teletrac, Inc.
•	Segment Reorganization costs
•	2001 Cost Reduction Plan